Exhibit 99.1

Letter to the Stockholders of Aura Systems, Inc.

**AURA SYSTEMS IS AT A PIVOTAL MOMENT**

We Urge You to REJECT Harry Kurtzman from Taking Control of the Board and the Company

**DO NOT RESPOND TO ANY KURTZMAN GROUP CONSENT SOLICITATION**

Dear Stockholders:

This may be the most important period of time, and the most significant decision, in the history of Aura Systems Inc. and its stockholders. You need to understand the Company’s current circumstances and our plan to create a healthier, stronger and financially successful company.

Harry (Zvi) Kurtzman, Elimelech Lowy, David Mann, Robert Lempert and, Harry’s sister, Cipora Lavut (the “Kurtzman Group”), have initiated an effort to replace a majority of the Board of Directors. On May 15, 2019, the Kurtzman Group filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary consent statement on Schedule 14A, purporting to ask you, the owners of Aura Systems, to elect three individuals nominated by the Kurtzman Group to the Board effective immediately. The Kurtzman Group’s consent solicitation is aimed at taking control of the Company.

We note that you may have also previously received materials from the Kurtzman Group in connection with this consent solicitation that have not, to date, been publicly filed with the SEC as required by applicable federal securities laws and regulations. Members of the Kurtzman Group have made numerous false claims about the Company, its management and employees and the directors. We want you to know and understand the real facts.

Soon, the Company will file with the SEC and send you a consent revocation statement, an accompanying BLUE consent revocation card and other communications. Your Board recommends that you carefully review the Company’s consent revocation statement when it becomes available and all other communications that we will be sending to you regarding this matter.

ANNUAL STOCKHOLDER MEETING

We are pleased to inform you that we plan to hold our Annual Stockholder Meeting on August 26, 2019. The Company will be filing with the SEC a preliminary proxy statement, and we will send you a definitive proxy statement and proxy card in connection with the Annual Meeting. We urge you carefully review the Company’s proxy statement when it becomes available and all other communications that we will be sending to you regarding the Annual Meeting.

THE COMPANY IS IN DIRE STRAITS

Aura Systems has a long history of financial difficulties, which are now being exacerbated by the current effort by the Kurtzman Group to replace a majority of the Board. Since Aura emerged from bankruptcy in 2006, it has struggled to gain momentum in its operations and financially. Aura Systems has had minimal revenues and considerable expenses and debt for a number of years. Below is a picture of Aura’s current status:

●	For Fiscal Year 2019 we expect a net loss of $3.9 million.

●	Our cash position as of February 28, 2019 was $358,000 and has been depleted down close to nearly zero since then, which is primarily due to this legal fight, and further additional payments made to Harry Kurtzman and his family of over $62,000.

●	Our current liabilities are approximately $17.8 million, which includes notes payable, accrued expenses and accounts payable.

●	We are continuing to accrue expenses for legal and auditor fees.

●	We are still in a lawsuit that Harry Kurtzman instigated with a stockholder and former director regarding an aggregate of approximately $9 million of notes and accrued interest and fees and the issuance of securities.

●	The Company is operating with a skeleton management team, and the few employees that are working have not been paid in over a month.

●	If we are unable to raise capital, we may not be able to continue our operations.

The Company’s performance and past history is not what we believe you had envisioned when you made an investment in Aura Systems.

WE HAVE A STRATEGY AND PLAN FOR AURA SYSTEMS

For a Company with no viable operations, we have tremendous hurdles to overcome. This Board of Directors believes that for the first time in the Company’s history we have the capabilities, business prowess, and relationships to successfully bring the Company’s incredible technology and products to the market. The current Board of Directors has a comprehensive business plan, marketing strategy and financial model to help assure the Company’s future success.

✓	We have been working diligently to reduce the Company’s ongoing operating expenses and liabilities.

o	In order to reduce legal expenses, we are actively negotiating settlements of outstanding litigation.

o	We are working to end storage of unneeded items which have been costing the Company storage fees on a monthly basis for years.

✓	We have reached out to potential contract manufacturers to enable us to inexpensively ramp up production of the AuraGen products.

✓	We have also begun the process of looking at sourcing various components of the AuraGen at a significantly lower cost, such as utilizing new 3-D printing capabilities.

✓	The Company now has the ability to manufacture the AuraGen Solution, which was done in a very short period of time.

✓	We are in dialog with several potential key customers to sell AuraGen products into the existing customer base. These new opportunities and sales will be using the existing technology and products that the Company has already developed, without any additional development investment.

✓	We are working to establish all the Operational and Quality/Reliability Testing needed to satisfy potential Government/Military customers.

✓	We are speaking with potential partners and customers who are interested in white labeling the AuraGen product for their solutions.

✓	We have spoken to a group of very reputable industry professionals, technical experts, and military leaders in our vertical markets to join a new advisory board to assist the Company to manage through the complex markets in which it wants to compete.

✓	We have identified viable sources of funding that would allow us to ramp up our operations so that we could:

o	hire employees,

o	expand technical expertise and design capabilities,

o	locate to a proper facility,

o	increase manufacturing and product testing, and

o	ultimately increase sales and income for the Company.

Unfortunately, it is difficult to finalize funding sources as they do not want to commit to the Company while this dispute with Harry Kurtzman and his group continues. This is directly hurting the Company’s ability to raise financing and its ability to carry on operations.

We have assembled a very strong, professional and experienced management team to run the Company once it receives the funding necessary for our long-term objectives.

In addition to the above items, prior to the actions initiated by Harry Kurtzman, the Board was in discussions with Mr. Buschur to appoint him as the Company’s CEO. The Board believes that Mr. Buschur’s skills would greatly benefit the Company. Mr. Buschur is a senior executive with extensive international experience and broad global relationships. He has been successful in defining real-time business strategy, increasing profitability, improving market share and translating these techniques into high-impact financial results. He has been successful in identifying and capturing new business and international market opportunities through strategic identification and negotiation of mergers, IPO’s, acquisitions, joint ventures, global strategic alliances and partnerships which lead to an overall increase in enterprise value. Mr. Buschur has demonstrated these skills with startup companies, global publicly traded companies as well as private companies.

Mr. Buschur’s greatest strengths match those most essential to ensure consistent growth and long-term success.

●	Effective leader, mentor, communicator, and team member who can motivate employees and customers.

●	Proficiency in identifying untapped markets and business opportunities, globally.

●	Strong track record of bottom-line responsibility and ability to assemble world class organizations.

●	A career-long history of consistently increasing productivity and reducing costs.

●	Experience with global board of directors from startups to fortune 500 companies.

●	Successful and experienced in raising capital through all types of private and public offerings.

●	Expertise in developing profitable partnerships and forging global strategic alliances.

Mr. Buschur has a keen business insight and in-depth knowledge of improving operations while proactively leading global business activities. The Board believes that these unique skills will enable him to positively impact the Company. We are confident that his combination of drive, integrity, and experience will provide Aura Systems Inc. with an invaluable resource.

Mr. Buschur has been working with Aura for the last year without compensation in an effort to relaunch the Company.

In September 2018, Harry Kurtzman stated “He is clearly the well qualified and capable person and it would be terrible if the Company would lose this chance to potentially get his commitment now for the job” and “It is my believe [sic] that in order to get Ron to accept the Job he should be offered somewhere between 2.5-3 million options with a monthly vesting period such that he will be fully vested in 2-3 years.”

We believe that once the dispute with Harry Kurtzman for control of the Company ends, the Company will be able to raise new financing which will allow it to bring on a professional and experienced team of executives and leaders who will help position the Company correctly in the market place and help establish this Company as a market leader.

The Board of Directors’ motive is very straight forward - To relaunch Aura Systems into a profitable business while protecting the stockholders and operating in a proper manner, complying with all applicable laws and regulations. Aura’s Board recognizes that strong corporate governance is critical to driving stockholder value creation and we are committed to sound governance policies and practices.

This is only way we believe any public company should be run.

HARRY KURTZMAN’S UNSCRUPULOUS BEHAVIOR IS DANGEROUS AND RISKY TO THE COMPANY

These dismal results, history and past failures have one thing in common- Harry Kurtzman. Mr. Kurtzman founded the Company in 1987 and has been involved with its operations and capitalization since then. However, the Company has experienced many issues as a result of Harry Kurtzman, including two SEC enforcement actions, complicated transactions and capital raising activities that resulted in lawsuits, many of which were initiated by Mr. Kurtzman and his affiliates, frequent turnover of directors, and a bankruptcy. Although Harry Kurtzman claims that he holds no position with the Company, he has always been “pulling the strings” and ensures that those with official positions will act on his will; otherwise he threatens to have them removed. Harry Kurtzman exploits the Company’s cash-poor position and vulnerability; he threatens lawsuits, obtains additional securities and imposes his will. Aura’s previous and continued dependence on Harry Kurtzman is unwise and unhealthy for the Company’s ability to resume operations and operate in a proper manner.

Harry Kurtzman Relies on Threats, Bullying and Coercion

Harry Kurtzman and his affiliates have filed lawsuits against Aura in the past and have threatened to sue the Company on many occasions. Mr. Kurtzman and his family has received millions of dollars at the expense of the Company and its stockholders over the past few years, which clearly was still not enough for them. Recently, Mr. Kurtzman again threatened to quit working when the Company and its Board of Directors did not agree to his demand for a new contract with a 75% increase in his rates. This is at a time when the Company is doing all it can to conserve its cash, and has very little sales or revenue being generated.

This Board does not want to continue to incur debt and then just convert that debt to equity and further dilute the stockholders as Mr. Kurtzman has continued to do for many years, especially for himself, his family and associates.

On numerous occasions and to multiple people, Mr. Kurtzman has explicitly threatened to destroy the Company you invested in if he does not get his way. He has boasted that he does not care if the investors lose all of their money. He has also made outrageous accusations against board members but presented no evidence to verify those allegations.

The Board of Directors believes having a complete team of experts who understand the science as well as the theory behind the AuraGen product will allow the Company to become much more successful than having a single person who always is using his knowledge to threaten the Company’s prospects.

Harry Kurtzman Has Failed to Develop Any ECUs; He is Now Interfering with our Business

Harry Kurtzman has positioned himself as the only person with the technical expertise and knowledge of all of Aura’s products to play a uniquely valuable role in the relaunch of Aura. However, Harry Kurtzman has NEVER produced any electronic control units (ECUs), which he claimed he could develop. In fact, Mr. Kurtzman is not listed as an inventor on any of the existing patents granted to the Company. He is only listed as a co-inventor on two patent applications filed in 2013.

The Company has paid Mr. Kurtzman well over a hundred thousand dollars for this effort over the last year and has sadly received no working product. The Company finds it interesting that Harry Kurtzman was not even able to properly connect the Aura generator unit to the old ECU unit. In addition, Mr. Kurtzman was not able to provide any help on how to assemble the AuraGen product other than provide the gap requirements, and maximum shaft weight. Based on his promises and commitments to produce ECUs, Harry Kurtzman was permitted to negotiate the delivery dates for the new ECU’s directly with our China JV but had to repeatedly extend those dates as he was unable to develop any new ECUs for the Chinese market.

Mr. Kurtzman’s actions left the Company totally dependent on a contractor/former employee who he insisted be hired to do the design work, solely supervised by him, and that the contractor given daily instructions and guidance only by Mr. Kurtzman as well. Neither Mr. Kurtzman nor his contractor delivered on their agreements with or provided the deliverables to the Company.

Also note that Aura Systems, per Mr. Kurtzman’s demands and recommendations, paid the contractor over $200,000 for the past one and a half years to design these “New” ECUs. This amount of money is in addition to the money that we spent with Harry Kurtzman and BetterSea LLC., Mr. Kurtzman’s consulting company, to design these New ECUs.

The Company recently learned that Mr. Kurtzman stated that he only understands the functionality and performance requirements for the new ECU and he has no ability, or knowledge to design, develop or build the New ECU. Therefore, he is unable to help or assist the outside contractor in the development of Aura’s New ECU. Harry Kurtzman has once again left the Company in a position that it does not have a working new complete ECU and very little hope for future success using the recent designs.

Although Harry Kurtzman continuously failed to provide Aura with ECUs and designs under his consulting agreement, he is now engaging in discussions and meeting with our China JV partner without any approval from the Board or Company, telling them that only he can develop the ECUs and generators.

So, after failing to deliver for Aura Systems, Harry is now interfering with the Company’s business relationships. These are actions of an individual that is looking out only for himself.

The Board of Directors are not willing to risk the Company’s future on any one person or any one point of failure. The Company cannot depend on a person who is always threating people, or threating to quit working, and does not share any information with others. You cannot build a team around a narcissist, bully, or person with a very short temper and arrogant attitude.

Harry Kurtzman Has Been Using Aura as a Piggy Bank for Himself and His Family

Over the past several years, Harry Kurtzman, his family members and affiliates have received hefty payments from the Company out of funds from capital raises that Mr. Kurtzman directly coordinated. The table below shows the disproportionate amounts paid to Mr. Kurtzman, his family and affiliates over the last three fiscal years:

	FY 2019	FY 2018	FY 2017
Net Revenue	$39,274	$0	$0
Funds Raised	$2,000,500	$3,551,624	$1,199,484
Payments to Kurtzman and Family	$744,188	$1,300,594	$385,646
Percent of Funds Raised paid to Kurtzman Family	37%	37%	32%

In addition to the payments listed above, Mr. Kurtzman and TMK Law, the law firm run by his daughter, have also billed the Company since 2016 additional amounts totaling approximately $1 million, which they demand to be paid to them. We note that the Company disputes some of these amounts as there is little or no back up or support for some of the items billed and some of the same charges appear to have been invoiced multiple times. Mr. Kurtzman and his family have no interest in helping your Company succeed, they just want to take money from the Company.

Mr. Kurtzman has also previously directed which creditors of the Company should be paid and in what order, prioritizing himself and his family over other secured creditors. None of these actions were authorized by the Company or the Board of Directors.

Harry Kurtzman had personally selected this Board, and now initiated these efforts to replace the Board only after the Company Chose not to Renew his Agreement nor Pay Higher Fees;

In March 2019, the Board, personally selected by Harry Kurtzman, concluded that it was in the best interest of the Company and its stockholders to refrain from renewing Mr. Kurtzman’s consulting agreement. Our decision was based, in part, on Mr. Kurtzman’s consistent inability to meet project deadlines that were directly negotiated by him and extended several times. Plus, even though he failed to deliver any products, Harry Kurtzman demanded that his hourly rate be increased by 75%. We negotiated in good faith with Mr. Kurtzman to structure an ongoing relationship, but he repeatedly asserted his demands as being non-negotiable. After a diligent review, we made the determination that he can be replaced with little to no impact to the Company’s business objectives.

Mr. Kurtzman’s unproductive actions and unprofessional behavior do not address positive business objectives. It was clear that he was not interested in compromise, asserting his own selfish interests over the best interests of the Company. The Company refused to acquiesce to Harry Kurtzman’s inflexible and unreasonable demands.

Harry Kurtzman, again, exploited the Company’s vulnerable position by threatening to sue, which he has done several times before. Harry Kurtzman wants to replace the Board so that his consulting agreement is renewed and that he and his family continue to receive money from the Company.

Harry Kurtzman has done this before! In March 2018, three days after the Board, that was also personally selected by Harry Kurtzman, terminated Mr. Kurtzman’s consulting agreement, he took action to remove the then-incumbent Board. Since Mr. Kurtzman’s departure in late 2001 (as a result of the SEC’s second enforcement action barring him from being a public company’s executive or board member), he has exerted influence and control over the Board of Directors. The Company should not be reliant on a sole person for its operations and it should not allow Harry Kurtzman to continue to take advantage of the Company. This dispute is nothing less than a power grab as opposed to a sincere effort to relaunch Aura Systems after years of mismanagement and failure where Harry Kurtzman has played an outsized role.

SEC Enforcement Actions Against Harry Kurtzman are Evidence of his Disreputable Character

During Harry’s tenure as CEO of Aura, the SEC brought two enforcement actions against the Company, and Harry Kurtzman was in the center of both actions. In 1996, the SEC found that Harry Kurtzman was responsible for making materially misleading statements, committed fraud and violated reporting and corporate recordkeeping provisions of federal securities laws in connection with a sham transaction. In 2002, the SEC brought another action alleging that Mr. Kurtzman made or caused entries in the Company’s internal accounting system to reflect fictitious sales in an effort to overstate the Company’s revenue, as well as provided false documents to the Company’s independent auditors. This action resulted in an SEC Consent Decree where Harry Kurtzman is permanently and unconditionally barred from serving as an officer or director of any public company. Harry Kurtzman does and says whatever is necessary to get what he wants. Harry Kurtzman lacks integrity and he should not be permitted to continue to exert control over the Company through his hand-picked directors.

Harry Kurtzman is Providing False and Misleading Information

We have become aware that Harry Kurtzman and his group are providing false and misleading information to Aura’s stockholders about the Company, its management, directors and Harry Kurtzman’s role. We want Aura’s stockholders to know the truth.

●	Harry Kurtzman personally supported the appointment of Ron Buschur as a director in both 2018 and 2019. Mr. Buschur was vetted by the Company’s then outside counsel, SEC Lawyers, and Tamara Kurtzman, who is Harry Kurtzman’s daughter and who Harry Kurtzman insisted the Company use as general counsel and attend Board meetings.

●	Mr. Buschur is currently the Chairman of the Board and is helping the Company develop a plan to sell its products, develop a viable business strategy, and target and obtain new customers. Mr. Buschur has not requested nor has he received any compensation for his efforts as he understands the Company’s inability to accrue more obligations.

●	Neither Ron Buschur nor Kevin Michaels, who is currently Aura’s Treasurer, have ever been the subject of any SEC investigation, including their time at Powerwave Technologies, nor were they accused of any criminal activities or personally paid any fines, fees or damages in connection with any Powerwave Technologies litigation, as Mr. Kurtzman and Mr. Lempert have alleged and stated.

●	The allegations regarding Powerwave Technologies and Mr. Buschur’s role with its bankruptcy proceeding are extremely misleading. The facts are that Powerwave Technologies was in an exceptionally competitive market where many other companies failed to survive, such as Nortel, Motorola, Bell Atlantic and Lucent, just to name a few. Powerwave Technologies lenders took the Company into a Chapter 11 reorganization, at which point they let go of the Company’s management, including Mr. Buschur, and then the lender later decided to liquidate the Company via Chapter 7, selling off the assets and maximizing their return on investment. Mr. Buschur had nothing to do with these actions. Mr. Buschur’s relationship with Powerwave Technologies has been fully disclosed in the Company’s previous SEC filings since he was first elected in 2018.

●	The Company is not moving to Spokane, Washington. This is just another falsehood told by Harry Kurtzman and his group. The Company has utilized a company in Spokane to help assemble the AuraGen and provide some contracting services. No director of Aura Systems is on the board of directors of the Spokane company.

●	The Board has no plans to eliminate all manufacturing and become exclusively a licensing company. In fact, Harry Kurtzman provided both this board and the previous board with a plan to license Aura Systems technology as a white label product and become a small research and development company focused on marketing.

●	Harry Kurtzman agreed that Mr. Buschur would lead and direct the construction of 100 AuraGen generators for shipment to the Chinese JV. Harry Kurtzman stated many times that the Company would never have been able to do so without Ron Buschur, including saying such to the Chinese partner when they visited Aura, and that he was glad that the company in Spokane built the units. Aura built the promised 100 units without drawings (which Harry Kurtzman never delivered) nor support, and they were completed before the schedule Harry Kurtzman had provided.

Harry’s Directors are Not Qualified and are Not Independent

The Aura Systems stockholders must ask themselves if repeating the past mistakes and following the Kurtzman group will change the Company’s past history of poor performance and loss in stockholder value. Placing Harry Kurtzman’s sister, Cipora Lavutz, as the Chairwoman, a retired dentist, Robert Lempert and yet another of Harry Kurtzman’s friends, David Mann, on the Company’s Board of Directors will assure the same results demonstrated over the past 32 years, including losses and lawsuits.

This would be again, just another Board of Directors and Management Team that Harry Kurtzman and his group will control, manipulate, and continue with self-dealing arrangements. We believe it should also be highlighted that the Kurtzman group misleads the stockholders by stating that existing Directors, Mr. Douglas and Mr. Diaz-Verson, Jr. will be joining the Kurtzman’s proposed board. This is not true, as neither of these individuals have agreed to this or are willing to sit on the Board of Directors that the Kurtzman group is proposing.

AURA’S CURRENT BOARD IS COMMITTED TO CREATE A SUCCESSFUL COMPANY AND

INCREASE STOCKHOLDER VALUE

The five current Aura Directors are senior level business executives who are totally independent, did not know each other prior to joining the Board and have no family or conflicting relationships. They each have unique experience that, as a group, make them a valuable Board of Directors to Aura Systems.

●	Ronald Buschur – Deep knowledge of technology industry, previous experience as CEO, COO and President of two publicly traded companies and he also has broad global relationships and contacts. Mr. Buschur has worked for Alcoa Aluminum Corporation, Digital Equipment Corporation, HMT Technology - (Hitachi Metal) and Powerwave Technologies. In addition, he is the founder/investor/advisor to numerous software and hardware companies.

●	Salvador Diaz-Verson, Jr. – Extensive experience in managing companies and capital investments, previously a registered investment advisor with the SEC, former President and Director of AFLAC, INC.

●	William Anderson - Senior executive positions in numerous companies (Carrefour, Federated Department Stores, Oshman’s Sporting Goods, Domain Home Furnishings), BS from Columbia University in Industrial Engineering & Operations Research, MBA from Harvard Business School.

●	Gary Douglas - Extensive experience in cooperate communication and investment banking.

●	Si Ryong Yu - Experienced senior executive (including Daewoo Electronics Company) with extensive global experience in managing multinational manufacturing of advanced technology systems.

We believe having a complete team of experts who understand the science as well as the theory behind the product will allow the Company to become more successful as opposed to relying on a single person.

This turmoil and disruption created by Mr. Kurtzman against the Company is chasing away potential investors with the capability to fuel the Company’s ambitions to deliver great value to stockholders. Those with the interest and financial capability to make this a reality are extremely concerned about all the legal issues Aura has had to deal with. Your Board has been working earnestly and successfully to get past those issues and move forward. But now, Harry Kurtzman has again initiated a legal dispute that could have been avoided if he would put your interest in front of his own personal and family’s interests. They want to use your Company as a financial vehicle for their own personal gain vs the stockholders’ future.

We strongly urge you to WAIT for the consent revocation statement and BLUE consent revocation card from the Company. In the meantime, your Board urges you to take NO ACTION in regard to the consent solicitation conducted by Mr. Kurtzman and his group. In particular, your Board recommends that you do NOT sign or return any consent card that has been or may be sent to you by or on behalf of the Kurtzman Group, including any consents that you may have received that have not been filed with the SEC. If you have previously signed and returned a consent card, you can revoke it by signing, dating and returning the BLUE consent revocation card that will accompany the Company’s consent revocation statement.

We urge all stockholders to reject Kurtzman’s efforts to take control of Aura’s Board and the
Company through its consent solicitation; and to do so, you simply need to DO NOTHING.

In plain language, this means that the future of Aura Systems is in your hands. Aura Systems is at a fork in the road. You can blindly choose to repeat the past and hope the results are different. Or you can choose to eliminate the cause of the Company’s continuous turmoil and setbacks.

Mr. Kurtzman’s claims and accusations against members of this Board of Directors are unsupported by evidence, and his threats against the Company are in a vain effort to enhance his selfish interests and are driving away potential partners that are key to our future success.

Mr. Kurtzman has been absolute in his demands and has initiated this and many other legal disputes. Only you can prevent the Company from a taking the worst possible path to the future.

We are open to answer any questions or concerns you may have, so please do not hesitate to share those with any of Aura’s directors. This Board of Directors represent the will and desires of all the shareholders and we believe we have the best interest of all the Company’s shareholders.

We urge all stockholders to disregard the Kurtzman Group’s consent efforts and discard any materials that may have been sent to you by the Kurtzman Group.

**DO NOT RESPOND TO ANY KURTZMAN GROUP CONSENT SOLICITATION**

Thank you for your willingness to consider our side of the story. We would appreciate your support by standing by the current independent, professional and experienced Board of Directors to be the stewards of your investment at the future of your Company.

Sincerely,

The Board of Directors of Aura Systems, Inc.

Cautionary Statement Regarding Certain Forward-Looking Information

This document contains forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements concerning the following: Aura’s plans and initiatives, our possible or assumed future results of operations; our business strategies; our ability to attract and retain customers; our ability to sell additional products and services to customers; our competitive position; our potential growth opportunities; and risks, disruption, costs and uncertainty caused by or related to the actions of the Kurtzman Group, including that if individuals are elected to our Board with a specific agenda or if control of our Board was to abruptly change, it may adversely affect our ability to effectively implement our business strategy and create value for our stockholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our Annual Report on Form 10-K and the reports we file with the SEC. Actual events or results may vary significantly from those implied or projected by the forward-looking statements due to these risk factors. No forward-looking statement is a guarantee of future performance. You should read our Annual Report on Form 10-K and the documents that we reference in our Annual Report on Form 10-K and have filed as exhibits thereto with the SEC with the understanding that our actual future results and circumstances may be materially different from what we expect. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Important Additional Information

Aura and its directors and certain executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation by the Kurtzman Group to remove and replace a majority of the Board (the “Consent Solicitation”). Aura plans to file a consent revocation statement with the SEC in connection with the solicitation of written consents in connection with the Consent Solicitation (the “Consent Revocation Statement”) and a proxy statement for its Annual Meeting of stockholders. Information regarding the names of Aura’s directors and executive officers and their respective interests in Aura by security holdings or otherwise is set forth in Aura’s Form 10-K for the fiscal year ended February 28, 2018, with changes in ownership provided in SEC filings on Forms 3, 4 and 5, all of which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Aura’s website at www.aurasystems.com. Additional information regarding the interests of such potential participants will be included in the definitive Consent Revocation Statement, proxy statement and other relevant documents to be filed with the SEC in connection with the Consent Solicitation and Annual Meeting.

Promptly after filing its definitive Consent Revocation Statement with the SEC, Aura will mail the definitive Consent Revocation Statement and a form of BLUE consent revocation card to each stockholder entitled to deliver a written consent in connection with the Consent Solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT AURA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by Aura with the SEC in connection with the Consent Solicitation at the SEC’s website at http://www.sec.gov, at Aura’s website at www.aurasystems.com.